Exhibit 99

[Alcoa logo]

Investor Contact	Media Contact
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Strong Fourth Quarter 2014 and Full-Year

Results as Transformation Strengthens Profitability

4Q 2014 Highlights

•	Net income of $159 million, or $0.11 per share; excluding special items, net income of $432 million, or $0.33 per share

•	Revenue of $6.4 billion, up 14 percent year-over-year

•	Engineered Products and Solutions 19th consecutive quarter of year-over-year after-tax operating income growth, excluding Firth Rixson

•	Global Rolled Products after-tax operating income more than triples year-over-year, auto growth continues

•	Upstream business improves performance for 13th consecutive quarter

•	Alumina after-tax operating income up more than twofold year-over-year

•	Primary Metals adjusted EBITDA per metric ton strongest since second quarter 2008

•	Record quarter cash from operations of $1.5 billion

•	Free cash flow of $989 million, highest since fourth quarter 2010

•	Alcoa projects 7 percent global aluminum demand growth in 2015

4Q 2014 Transformation Highlights

•	Completed Firth Rixson acquisition, announced planned purchase of TITAL, and investing in jet engine coating technology in Michigan, U.S., all further strengthening aerospace portfolio

•	Unveiled MicromillTM for next-generation aluminum sheet

•	Sold three European rolling mills; Completed closure of Australian can sheet rolling mills

•	Ma’aden-Alcoa joint venture produced first alumina from Saudi Arabian bauxite

•	Sold stakes in upstream assets: Jamalco, Jamaica and Mt. Holly, South Carolina

Full-Year 2014 Highlights

•	Net income of $268 million, or $0.21 per share; excluding special items, net income of $1.1 billion, or $0.92 per share, up $759 million from 2013

•	Revenue of $23.9 billion, up 4 percent from 2013

•	Strongest full-year operating results since 2008

•	Record results in Engineered Products and Solutions

•	Cash from operations of $1.7 billion

•	Free cash flow of $455 million

•	$1.2 billion in productivity gains

New York, Jan. 12, 2015 – Lightweight metals leader Alcoa (NYSE:AA) today reported a jump in fourth quarter and full-year 2014 profits, culminating a year of significant transformation for the Company. Alcoa is reshaping its portfolio for profitable growth by building its innovative, multi-material value-add businesses and by creating a globally competitive commodity business.

In fourth quarter 2014, Alcoa reported net income of $159 million, or $0.11 per share, which includes $273 million in special items largely tied to previously announced restructurings in the upstream and midstream businesses, aligned with the Company’s objective of enhancing its portfolio.

Year-over-year, fourth quarter 2014 results are up from a net loss of $2.3 billion, or $2.19 per share. Excluding the impact of special items, fourth quarter 2014 net income was $432 million, or $0.33 per share, which rose significantly from fourth quarter 2013 net income of $40 million, or $0.04 per share.

Fourth quarter 2014 revenue was $6.4 billion, up 14 percent from $5.6 billion in fourth quarter 2013. Higher sales in Alcoa’s value-add businesses, comprising the mid and downstream, favorable metal prices and energy sales drove the Company’s year-over-year revenue increase.

“Our strong fourth quarter capped a pivotal year as we significantly accelerated Alcoa’s transformation,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “As we built out our value-add businesses, we gained profitable share across exciting downstream growth markets and captured aerospace and automotive growth in the midstream. On the commodity side, our hard work reshaping the portfolio continues to pay off with improved performance for the 13th quarter in a row. In 2014 we delivered Alcoa’s strongest operating results since 2008; we enter 2015 on solid footing, poised to continue transforming and growing.”

Engineered Products and Solutions reported its 19th consecutive quarter of year-over-year after-tax operating income growth, excluding Firth Rixson. Global Rolled Products continued to benefit from the historic shift to aluminum intensive vehicles, shipping a record volume of automotive sheet. In Global Primary Products, comprising Alumina and Primary Metals, the Alumina segment’s profitability more than doubled year-over-year. Primary Metals adjusted EBITDA per metric ton was the strongest since second quarter 2008, primarily reflecting a lower cost, globally competitive commodity business.

Special items in fourth quarter 2014 included $200 million in restructuring-related costs, approximately 80 percent non-cash, primarily tied to the sales of three European rolling mills (see Value-add Portfolio Transformation below) and an ownership stake in a bauxite mining and alumina refining joint venture in Jamaica (see Upstream Portfolio Transformation below).

2014 Full-Year Results

In 2014, Alcoa reported net income of $268 million, or $0.21 per share, compared to a net loss of $2.3 billion, or $2.14 per share, in 2013.

Excluding the impact of special items, strong performance growth drove 2014 net income of $1.1 billion, or $0.92 per share, up slightly more than threefold from 2013 net income of $357 million, or $0.33 per share. Revenue in 2014 was $23.9 billion, up 4 percent from $23 billion in 2013.

In 2014, Alcoa continued to execute against its financial targets. The Company achieved $1.2 billion productivity savings, exceeding an $850 million annual target; managed growth capital expenditures of $484 million against a $500 million annual target and controlled sustaining capital expenditures of $735 million against a $750 million annual target. Progress on the Saudi Arabia joint venture project remained on track with $91 million invested in 2014 against a $125 million annual target.

For full-year 2014, Alcoa delivered $455 million in positive free cash flow. The Company produced $989 million of free cash flow in fourth quarter 2014, the highest since fourth quarter 2010.

For full-year 2014, Alcoa’s cash from operations totaled $1.7 billion. In fourth quarter 2014, the Company’s cash from operations was $1.5 billion, a quarterly record.

Fourth quarter average days working capital held steady year-over-year at 28 days. The Company has reduced average days working capital by 9 days since 2009.

The Company’s debt totaled $8.9 billion at the end of 2014, with cash on hand of $1.9 billion. Alcoa’s debt-to-capital ratio stood at 37.4 percent, with net debt-to-capital at 32 percent.

Value-add Portfolio Transformation

Alcoa continued to make investments in the fourth quarter to expand its multi-material, innovative value-add portfolio for enhanced profitable growth.

In the downstream, the Company completed the acquisition of jet engine component leader Firth Rixson. With this acquisition, Alcoa’s revenues are expected to increase by $1.6 billion, driving an additional $350 million EBITDA, by 2016, and by $2 billion by 2019. Alcoa also announced plans to purchase TITAL to grow its platform of titanium aerospace components. In 2013, TITAL generated revenues of approximately $100 million, more than half of which came from titanium products. TITAL’s titanium revenues are expected to increase 70 percent by 2019. Alcoa expects to close the transaction in the first quarter 2015.

Additionally, Alcoa is doubling its jet engine coating technology capacity at its Whitehall, Michigan, U.S. facility. Investments in the robust aerospace market further strengthen Alcoa’s global aerospace portfolio to meet growing demand for hotter-running, more fuel-efficient jet engines.

In the midstream, the Company unveiled the MicromillTM to manufacture the most advanced aluminum sheet on the market. The Micromill’s breakthrough casting technology will enable the next generation of automotive aluminum products and equip Alcoa to capture growing demand from the automotive industry. Automotive parts made with Alcoa Micromill® material will be twice as formable and 30 percent lighter than parts made from high strength steel.

Alcoa is also reshaping its midstream business to focus on higher growth products and markets. In the fourth quarter, the Company finalized the sale of three European rolling mills, two in Spain and one in France, to a subsidiary of Atlas Holdings LLC. Alcoa also completed the closure of the Point Henry and Yennora, Australia can sheet rolling mills.

Upstream Portfolio Transformation

Alcoa continues to reduce costs in the upstream, making its commodity business increasingly competitive on a global scale.

In the fourth quarter, the Company completed sales of two upstream assets. Alcoa World Alumina and Chemicals sold its 55 percent ownership stake in the Jamalco bauxite mining and alumina refining joint venture to Noble Group Ltd for $140 million. Alcoa also sold its 50.33 percent interest in the Mt. Holly aluminum smelter to Century Aluminum Company for $67.5 million. Alcoa has curtailed, closed or sold 1.3 million metric tons, or 31 percent, of its highest cost global smelting capacity since 2007.

In Saudi Arabia, the Ma’aden-Alcoa joint venture refinery is fully operational and produced its first alumina in the fourth quarter from Saudi Arabian bauxite. The smelter is fully operational and profitable.

Investing in the world’s lowest-cost aluminum complex and divesting, or closing, high cost capacity supports the Company’s goal to create a globally competitive commodity business. Alcoa aims to lower its position on the world aluminum production cost curve to the 38th percentile and the global alumina cost curve to the 21st percentile by 2016.

2015 End Market Projections

Alcoa projects another strong year for global aerospace sales. The Company expects 2015 global aerospace sales to increase 9 to 10 percent over 2014, on continued robust demand for large commercial aircraft, regional jets and jet engines. For automotive, the Company projects steady growth to continue in 2015. Alcoa forecasts global automotive production of 2 to 4 percent driven by replacement demand and low lending rates in North America and both the growth of the middle class and clean air regulations in China.

Alcoa projects stable 2015 global commercial transportation production of negative 1 to positive 3 percent. After a strong 2014, the trucking market in North America is expected to remain positive in 2015 with production growth of 3 to 7 percent on strong orders and freight growth. In the packaging market, Alcoa projects global sales growth of 2 to 3 percent in 2015.

Alcoa expects the building and construction market to continue to improve from 2014 with 2015 global sales growth of 5 to 7 percent. The North American market is expected to sustain its gradual recovery in 2015, while the European market is likely to remain in decline.

In the industrial gas turbine market, the Company projects a 1 to 3 percent growth rate in 2015, rebounding from a decline in 2014. The airfoil market is expected to improve as original equipment manufacturers develop new, advanced turbines and upgrade existing turbines.

Alcoa sees global aluminum demand growth of 7 percent in 2015, following 7 percent growth in 2014.

Segment Information

Engineered Products and Solutions

ATOI in the fourth quarter was $165 million, compared to $209 million in third quarter 2014, and down $3 million or 2 percent year-over-year, including a Firth Rixson integration impact of $12 million. Excluding that impact, ATOI was a fourth quarter record and the 19th consecutive quarter of year-over-year ATOI growth; continued productivity gains and higher volumes drove the improvement, mostly offset by cost increases and unfavorable mix. This segment reported a fourth quarter adjusted EBITDA margin of 18.9 percent compared to 20.3 percent for the same quarter last year; excluding Firth Rixson, adjusted EBITDA margin performance of 20.6 percent was a fourth quarter record.

Global Rolled Products

ATOI in the fourth quarter was $71 million compared to $103 million in third quarter 2014, and $21 million in fourth quarter 2013. The segment had record automotive sheet shipments, resulting from the Davenport expansion. From the prior year, this segment increased profits by 238 percent, mainly driven by strong productivity, higher metal prices, and higher volume in North American automotive and aerospace. Results were partially offset by cost increases from deferred maintenance, automotive ramp-up, increased regional premiums in Russia and Europe as well as pricing pressure in the packaging and European industrial markets. The segment will continue to increase production in the first quarter to serve growing demand for aluminum intensive vehicles.

Alumina

ATOI in the fourth quarter was $178 million, up $116 million sequentially from $62 million, and up $108 million year-over-year from $70 million. The increase in sequential ATOI was primarily due to higher pricing on both Alumina Price Index and London Metal Exchange-based contracts, favorable foreign currency exchange rates and energy costs, and increased productivity. Results were slightly offset by higher pre-operational costs at the Saudi Arabia refinery and maintenance costs. Adjusted EBITDA per metric ton increased $39 from third quarter 2014 to $85 per metric ton in fourth quarter 2014.

Primary Metals

ATOI in the fourth quarter was $267 million, up $22 million sequentially from $245 million, and up $302 million from negative $35 million in fourth quarter 2013. Third-party realized price in fourth quarter 2014 was $2,578 per metric ton, up 2 percent sequentially, and up 20 percent year-over-year. Improved sequential earnings were driven by higher realized prices, the absence of charges in the third quarter related to previously announced smelter closures in Italy and Australia, favorable foreign currency exchange rates, increased productivity and the ramp up of the Saudi Arabia smelter. Results were partially offset by higher power costs, primarily in Spain, and higher materials costs. Adjusted EBITDA per metric ton was $629, $17 per metric ton higher than third quarter 2014.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 12, 2015 to present the quarter and full-year results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 4:15 PM Eastern Time at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “sees,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, and growth opportunities for aluminum in automotive, aerospace, and other applications; targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, and business and financial prospects; and statements regarding Alcoa’s portfolio transformation, including the expected benefits of acquisitions. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks and uncertainties and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs or the costs of other raw materials, or the unavailability or interruption of energy supplies; (f) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including increasing revenues and improving margins in its Engineered Products and Solutions and Global Rolled Products segments and moving its alumina refining and aluminum smelting businesses down on the industry cost curves) anticipated from its restructuring programs and productivity improvement, cash sustainability, technology, and other initiatives; (g) failure to advance or successfully implement, to achieve commercialization of, or to realize expected benefits from, new or innovative technologies, equipment, processes, or products, including, without limitation, the Alcoa Micromill® continuous casting process, whether due to changes in the regulatory environment, competitive developments, unexpected events, such as failure of equipment or processes to meet specifications, or other factors; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the impact of cyber attacks and potential information technology or data security breaches; (l) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, required regulatory approvals or the inability to satisfy the other closing conditions to the proposed TITAL acquisition; (m) the risk that Firth Rixson or other acquired businesses will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected; (n) the loss of customers, suppliers, and other business relationships as a result of acquisitions, competitive developments, or other factors; and (o) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2013	September 30, 2014	December 31, 2014
Sales	$5,585	$6,239	$6,377

Cost of goods sold (exclusive of expenses below)	4,708	4,904	4,973
Selling, general administrative, and other expenses	255	243	271
Research and development expenses	57	57	60
Provision for depreciation, depletion, and amortization	350	347	335
Impairment of goodwill	1,731	—	—
Restructuring and other charges	380	209	388
Interest expense	112	126	122
Other (income) expenses, net	(10)	23	(6)

Total costs and expenses	7,583	5,909	6,143

(Loss) income before income taxes	(1,998)	330	234
Provision for income taxes	312	199	120

Net (loss) income	(2,310)	131	114

Less: Net income (loss) attributable to noncontrolling interests	29	(18)	(45)

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(2,339)	$149	$159

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income(1)	$(2.19)	$0.13	$0.12
Average number of shares(2)	1,070,195,520	1,176,560,799	1,196,232,954

Diluted:
Net (loss) income(1)	$(2.19)	$0.12	$0.11
Average number of shares(3)	1,070,195,520	1,204,581,680	1,217,350,305

Shipments of aluminum products (metric tons)	1,242,000	1,225,000	1,196,000

(1)	In order to calculate both basic and diluted earnings per share for the quarter ended December 31, 2014, preferred stock dividends declared of $19 need to be subtracted from Net income attributable to Alcoa.
(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the respective basic average number of shares for the quarters ended September 30, 2014 and December 31, 2014 includes all 89 million shares. Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire an aerospace business, Firth Rixson. As a result, the basic average number of shares for the quarter ended December 31, 2014 includes 17 million representing the weighted average number of shares for the length of time the 37 million shares were outstanding during the fourth quarter of 2014.
(3)	In the quarter ended December 31, 2013, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the quarter ended September 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (20 million) and mandatory convertible preferred stock (8 million). In the quarter ended December 31, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the quarter ended December 31, 2014 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2013	2014
Sales	$23,032	$23,906

Cost of goods sold (exclusive of expenses below)	19,286	19,137
Selling, general administrative, and other expenses	1,008	995
Research and development expenses	192	218
Provision for depreciation, depletion, and amortization	1,421	1,371
Impairment of goodwill	1,731	—
Restructuring and other charges	782	1,168
Interest expense	453	473
Other (income) expenses, net	(25)	47

Total costs and expenses	24,848	23,409

(Loss) income before income taxes	(1,816)	497
Provision for income taxes	428	320

Net (loss) income	(2,244)	177

Less: Net income (loss) attributable to noncontrolling interests	41	(91)

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(2,285)	$268

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income(1)	$(2.14)	$0.21
Average number of shares(2)	1,069,517,485	1,161,718,625

Diluted:
Net (loss) income(1)	$(2.14)	$0.21
Average number of shares(3)	1,069,517,485	1,180,050,215

Common stock outstanding at the end of the period	1,071,011,162	1,216,663,661

Shipments of aluminum products (metric tons)	4,994,000	4,794,000

(1)	In order to calculate both basic and diluted earnings per share for the years ended December 31, 2013 and 2014, preferred stock dividends declared of $2 and $21, respectively, need to be subtracted from Net (loss) income attributable to Alcoa.
(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire an aerospace business, Firth Rixson. As a result, the basic average number of shares for the year ended December 31, 2014 includes 77 million representing the weighted average number of shares for the length of time the 126 million shares were outstanding during 2014.
(3)	In the year ended December 31, 2013, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the year ended December 31, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the year ended December 31, 2014 does not include any share equivalents related to the Notes or mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2013	December 31, 2014*
ASSETS
Current assets:
Cash and cash equivalents	$1,437	$1,877
Receivables from customers, less allowances of $20 and $14 in 2013 and 2014, respectively	1,221	1,395
Other receivables	597	747
Inventories	2,705	3,082
Prepaid expenses and other current assets	1,009	1,100

Total current assets	6,969	8,201

Properties, plants, and equipment	36,866	35,728
Less: accumulated depreciation, depletion, and amortization	19,227	19,302

Properties, plants, and equipment, net	17,639	16,426

Goodwill	3,415	5,247
Investments	1,907	1,944
Deferred income taxes	3,184	2,855
Other noncurrent assets	2,628	2,738

Total assets	$35,742	$37,411

LIABILITIES
Current liabilities:
Short-term borrowings	$57	$54
Accounts payable, trade	2,960	3,152
Accrued compensation and retirement costs	1,013	937
Taxes, including income taxes	376	345
Other current liabilities	1,044	1,021
Long-term debt due within one year	655	29

Total current liabilities	6,105	5,538

Long-term debt, less amount due within one year	7,607	8,769
Accrued pension benefits	3,183	3,255
Accrued other postretirement benefits	2,354	2,155
Other noncurrent liabilities and deferred credits	2,971	2,881

Total liabilities	22,220	22,598

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	—	3
Common stock	1,178	1,304
Additional capital	7,509	9,284
Retained earnings	9,272	9,379
Treasury stock, at cost	(3,762)	(3,042)
Accumulated other comprehensive loss	(3,659)	(4,665)

Total Alcoa shareholders’ equity	10,593	12,318

Noncontrolling interests	2,929	2,495

Total equity	13,522	14,813

Total liabilities and equity	$35,742	$37,411

*	The Consolidated Balance Sheet as of December 31, 2014 includes amounts related to the acquisition of an aerospace business, Firth Rixson. These amounts are composed of an estimate of the beginning balance sheet of Firth Rixson on the acquisition date, November 19, 2014, and the changes in these balances from November 19, 2014 through December 31, 2014. The estimate of the beginning balance sheet is the result of allocating $1,240 of the $3,125 purchase price to various assets, primarily Properties, plants, and equipment, with the difference included in Goodwill. The final allocation of the purchase price will be based on a third-party valuation of the acquired business, which will be completed in 2015.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2013	2014
CASH FROM OPERATIONS
Net (loss) income	$(2,244)	$177
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	1,422	1,372
Deferred income taxes	178	(41)
Equity income, net of dividends	77	104
Impairment of goodwill	1,731	—
Restructuring and other charges	782	1,168
Net gain from investing activities – asset sales	(10)	(47)
Stock-based compensation	71	87
Excess tax benefits from stock-based payment arrangements	—	(9)
Other	4	66
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(141)	(326)
Decrease (increase) in inventories	25	(355)
(Increase) in prepaid expenses and other current assets	(9)	(11)
Increase in accounts payable, trade	326	256
(Decrease) in accrued expenses	(418)	(451)
(Decrease) increase in taxes, including income taxes	(43)	13
Pension contributions	(462)	(501)
(Increase) in noncurrent assets	(153)	(19)
Increase in noncurrent liabilities	442	191

CASH PROVIDED FROM OPERATIONS	1,578	1,674

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	5	(2)
Additions to debt (original maturities greater than three months)	1,852	2,878
Debt issuance costs	(3)	(17)
Payments on debt (original maturities greater than three months)*	(2,317)	(1,723)
Proceeds from exercise of employee stock options	13	148
Excess tax benefits from stock-based payment arrangements	—	9
Issuance of mandatory convertible preferred stock	—	1,213
Dividends paid to shareholders	(132)	(161)
Distributions to noncontrolling interests	(109)	(120)
Contributions from noncontrolling interests	12	53
Acquisitions of noncontrolling interests	—	(28)

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(679)	2,250

INVESTING ACTIVITIES
Capital expenditures	(1,193)	(1,219)
Acquisitions, net of cash acquired**	—	(2,385)
Proceeds from the sale of assets and businesses	13	253
Additions to investments	(293)	(195)
Sales of investments	—	57
Net change in restricted cash	170	(2)
Other	13	31

CASH USED FOR INVESTING ACTIVITIES	(1,290)	(3,460)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(33)	(24)

Net change in cash and cash equivalents	(424)	440
Cash and cash equivalents at beginning of year	1,861	1,437

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,437	$1,877

*	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2014 as it represents a noncash financing activity.
**	In the fourth quarter of 2014, Alcoa paid $2,995 (net of cash acquired) to acquire an aerospace business, Firth Rixson. A portion of this consideration was paid through the issuance of 37 million shares in Alcoa common stock valued at $610. The issuance of common stock was not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2014 as it represents a noncash investing activity.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q13	2013	1Q14	2Q14	3Q14	4Q14	2014
Alumina:
Alumina production (kmt)	4,249	16,618	4,172	4,077	4,196	4,161	16,606
Third-party alumina shipments (kmt)	2,578	9,966	2,649	2,361	2,714	2,928	10,652
Third-party sales	$832	$3,326	$845	$761	$886	$1,017	$3,509
Intersegment sales	$546	$2,235	$510	$480	$482	$469	$1,941
Equity loss	$(2)	$(4)	$(5)	$(7)	$(7)	$(10)	$(29)
Depreciation, depletion, and amortization	$102	$426	$97	$100	$100	$90	$387
Income taxes	$21	$66	$40	$12	$26	$75	$153
After-tax operating income (ATOI)	$70	$259	$92	$38	$62	$178	$370

Primary Metals:
Aluminum production (kmt)	866	3,550	839	795	760	731	3,125
Third-party aluminum shipments (kmt)	717	2,801	617	638	642	637	2,534
Alcoa’s average realized price per metric ton of aluminum	$2,157	$2,243	$2,205	$2,291	$2,538	$2,578	$2,405
Third-party sales	$1,618	$6,596	$1,424	$1,659	$1,865	$1,852	$6,800
Intersegment sales	$526	$2,621	$734	$718	$730	$749	$2,931
Equity (loss) income	$(22)	$(51)	$(28)	$(17)	$—	$11	$(34)
Depreciation, depletion, and amortization	$128	$526	$124	$129	$124	$117	$494
Income taxes	$(34)	$(74)	$(11)	$30	$95	$89	$203
ATOI	$(35)	$(20)	$(15)	$97	$245	$267	$594

Global Rolled Products:
Third-party aluminum shipments (kmt)	454	1,905	467	504	506	487	1,964
Third-party sales	$1,645	$7,106	$1,677	$1,860	$1,926	$1,888	$7,351
Intersegment sales	$37	$178	$43	$44	$52	$46	$185
Equity loss	$(4)	$(13)	$(5)	$(6)	$(8)	$(8)	$(27)
Depreciation, depletion, and amortization	$58	$226	$58	$58	$62	$57	$235
Income taxes	$5	$108	$34	$23	$42	$25	$124
ATOI	$21	$252	$59	$79	$103	$71	$312

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	56	229	58	62	64	62	246
Third-party sales	$1,405	$5,733	$1,443	$1,502	$1,495	$1,566	$6,006
Depreciation, depletion, and amortization	$40	$159	$40	$41	$40	$52	$173
Income taxes	$79	$348	$91	$102	$100	$81	$374
ATOI	$168	$726	$189	$204	$209	$165	$767

Reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$224	$1,217	$325	$418	$619	$681	$2,043
Unallocated amounts (net of tax):
Impact of LIFO	40	52	(7)	(8)	(18)	(21)	(54)
Interest expense	(73)	(294)	(78)	(69)	(81)	(80)	(308)
Noncontrolling interests	(29)	(41)	19	9	18	45	91
Corporate expense	(72)	(284)	(67)	(70)	(74)	(83)	(294)
Impairment of goodwill	(1,731)	(1,731)	—	—	—	—	—
Restructuring and other charges	(283)	(607)	(321)	(77)	(189)	(307)	(894)
Other	(415)	(597)	(49)	(65)	(126)	(76)	(316)

Consolidated net (loss) income attributable to Alcoa	$(2,339)	$(2,285)	$(178)	$138	$149	$159	$268

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended			Year ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014

Net (loss) income attributable to Alcoa	$(2,339)	$149	$159	$(2,285)	$268

Add:
Net income (loss) attributable to noncontrolling interests	29	(18)	(45)	41	(91)
Provision for income taxes	312	199	120	428	320
Other (income) expenses, net	(10)	23	(6)	(25)	47
Interest expense	112	126	122	453	473
Restructuring and other charges	380	209	388	782	1,168
Impairment of goodwill	1,731	—	—	1,731	—
Provision for depreciation, depletion, and amortization	350	347	335	1,421	1,371

Adjusted EBITDA	$565	$1,035	$1,073	$2,546	$3,556

Sales	$5,585	$6,239	$6,377	$23,032	$23,906

Adjusted EBITDA Margin	10.1%	16.6%	16.8%	11.1%	14.9%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended			Year ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014

Cash from operations	$920	$249	$1,458	$1,578	$1,674

Capital expenditures	(422)	(283)	(469)	(1,193)	(1,219)

Free cash flow	$498	$(34)	$989	$385	$455

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Quarter ended			Year ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014

Net (loss) income attributable to Alcoa	$(2,339)	$149	$159	$(2,285)	$268

Restructuring and other charges	302	175	200	585	703

Discrete tax items*	364	25	16	360	33

Other special items**	1,713	21	57	1,697	112

Net income attributable to Alcoa – as adjusted	$40	$370	$432	$357	$1,116

Diluted EPS:
Net (loss) income attributable to Alcoa	$(2.19)	$0.12	$0.11	$(2.14)	$0.21

Net income attributable to Alcoa – as adjusted	0.04	0.31	0.33	0.33	0.92

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•	for the quarter ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), a benefit for an adjustment to the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($3), and a net charge for a number of small items ($3);

•	for the quarter ended September 30, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($34) and a net benefit for a number of small items ($9);

•	for the quarter ended December 31, 2013, a charge for valuation allowances related to certain Spain and U.S. deferred tax assets ($372) and a net benefit for other miscellaneous items ($8);

•	for the year ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($31), a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), and a net benefit for a number of other items ($14); and

•	for the year ended December 31, 2013, a charge for valuation allowances related to certain Spain and U.S. deferred tax assets ($372), a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that were applied in 2013 to Alcoa’s U.S income tax return for calendar year 2012 ($19), a charge related to prior year taxes in Spain and Australia ($10), and a net benefit for other miscellaneous items ($3).

**	Other special items include the following:

•	for the quarter ended December 31, 2014, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($81), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($44), costs associated with current and future acquisitions of aerospace businesses ($22), and a net favorable change in certain mark-to-market energy derivative contracts ($2);

•	for the quarter ended September 30, 2014, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($33), a write-down of inventory related to the permanent closure of smelters in Italy and Australia ($27), costs associated with a planned acquisition of an aerospace business ($14), a net unfavorable change in certain mark-to-market energy derivative contracts ($14), a gain on the sale of an equity investment in a China rolling mill ($9), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($8);

•	for the quarter ended December 31, 2013, an impairment of goodwill ($1,719), an unfavorable impact related to a temporary shutdown of one of the two smelter potlines at the joint venture in Saudi Arabia due to a period of pot instability ($9), a net favorable change in certain mark-to-market energy derivative contracts ($7), an insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($5), and a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized during the nine months ended September 30, 2013 ($3);

•	for the year ended December 31, 2014, the write-down of inventory related to the permanent closure of a smelter in Italy, a smelter and two rolling mills in Australia, and a smelter in the United States ($47), costs associated with current and future acquisitions of aerospace businesses ($47), a gain on the sale of both a mining interest in Suriname and an equity investment in a China rolling mill ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($19), costs associated with preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a loss on the write-down of an asset to fair value ($2); and

•	for the year ended December 31, 2013, an impairment of goodwill ($1,719), a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($22), a net favorable change in certain mark-to-market energy derivative contracts ($15), an unfavorable impact related to a temporary shutdown of one of the two smelter potlines at the joint venture in Saudi Arabia due to a period of pot instability ($9), and a write-down of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy ($6).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	December 31, 2013	September 30, 2014	December 31, 2014

Receivables from customers, less allowances	$1,383	$1,526	$1,513
Add: Deferred purchase price receivable*	339	438	395

Receivables from customers, less allowances, as adjusted	1,722	1,964	1,908
Add: Inventories	2,783	3,194	3,064
Less: Accounts payable, trade	2,816	3,016	3,021

Working Capital**	$1,689	$2,142	$1,951

Sales	$5,585	$6,239	$6,377

Days Working Capital	28	32	28

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
**	Beginning January 1, 2014, management changed the manner in which Working Capital is measured by moving from an end of quarter Working Capital to an average quarter Working Capital. This change will now reflect the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

Net Debt-to-Capital	December 31, 2014
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital

Total Debt
Short-term borrowings	$54
Long-term debt due within one year	29
Long-term debt, less amount due within one year	8,769

Numerator	$8,852	$1,877	$6,975

Total Capital
Total debt	$8,852
Total equity	14,813

Denominator	$23,665	$1,877	$21,788

Ratio	37.4%		32.0%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina					Primary Metals
Adjusted EBITDA	Quarter ended			Year ended		Quarter ended			Year ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014

After-tax operating income (ATOI)	$70	$62	$178	$259	$370	$(35)	$245	$267	$(20)	$594

Add:
Depreciation, depletion, and amortization	102	100	90	426	387	128	124	117	526	494
Equity loss (income)	2	7	10	4	29	22	—	(11)	51	34
Income taxes	21	26	75	66	153	(34)	95	89	(74)	203
Other	(1)	(2)	2	(6)	(28)	(6)	1	(2)	(8)	(6)

Adjusted EBITDA	$194	$193	$355	$749	$911	$75	$465	$460	$475	$1,319

Production (thousand metric tons) (kmt)	4,249	4,196	4,161	16,618	16,606	866	760	731	3,550	3,125

Adjusted EBITDA / Production ($ per metric ton)	$46	$46	$85	$45	$55	$87	$612	$629	$134	$422

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products					Engineered Products and Solutions
Adjusted EBITDA	Quarter ended			Year ended		Quarter ended			Year ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014*	December 31, 2013	December 31, 2014*

After-tax operating income (ATOI)	$21	$103	$71	$252	$312	$168	$209	$165	$726	$767

Add:
Depreciation, depletion, and amortization	58	62	57	226	235	40	40	52	159	173
Equity loss	4	8	8	13	27	—	—	—	—	—
Income taxes	5	42	25	108	124	79	100	81	348	374
Other	1	—	—	—	(1)	(2)	2	(2)	(2)	—

Adjusted EBITDA	$89	$215	$161	$599	$697	$285	$351	$296	$1,231	$1,314

Total shipments (thousand metric tons) (kmt)	481	526	508	1,989	2,056

Adjusted EBITDA / Total shipments ($ per metric ton)	$185	$409	$317	$301	$339

Third-party sales						$1,405	$1,495	$1,566	$5,733	$6,006

Adjusted EBITDA Margin						20.3%	23.5%	18.9%	21.5%	21.9%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

*	In the quarter and year ended December 31, 2014, the Third-party sales and Adjusted EBITDA of Engineered Products and Solutions includes $81 and $(10), respectively, related to the acquisition of an aerospace business, Firth Rixson. Excluding these amounts, EBITDA Margin was 20.6% and 22.3% for the quarter and year ended December 31, 2014, respectively.